Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces
Completion of Charter Change of Subsidiary Bank

Renton, Washington – February 4, 2016 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the bank holding company for First Financial Northwest Bank (“Bank”), today announced that the Bank has completed its previously announced change in its charter from a Washington chartered stock savings bank to a Washington chartered commercial bank effective February 4, 2016.  The Bank will continue to use its current corporate title as a commercial bank.  The charter conversion was approved by the Washington Department of Financial Institutions on January 14, 2016.

“Our conversion to a commercial bank reflects the expansion of the Bank’s operating strategy, including an expanded focus on building commercial bank relationships while continuing to grow its community banking presence,” said Joseph W. Kiley III, the President and Chief Executive Officer of the Bank.

About the Company and the Bank

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank, a Washington chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its two full-service banking offices.  For additional information, please visit the Bank’s website at www.ffnwb.com and click on the “Investor Relations” section.